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                                                                      Exhibit 21

                         Subsidiaries of the Registrant

Chico's Retail Services, Inc., a Florida corporation

Chico's Distribution Services, LLC, a Georgia limited liability company

Pazo, Inc., a Florida corporation

Soma by Chico's, LLC, a Florida limited liability company

The White House, Inc., a Maryland corporation